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EXHIBIT NO. 22
                               CONSENT RESOLUTION
                                      OF A
                                   SHAREHOLDER
                                       OF
                            GEMSTAR ENTERPRISES, INC.


     This Consent Resolution, dated this 25th day of March, 1996, is being executed pursuant to Section 78.320 of the Nevada Revised
Statutes, which provides that action so taken shall have the same effect as to cast one's vote at a Meeting of Shareholders', duly noticed and attended
by a majority of those Shareholders'   eligible   to  vote  at  such  a
Meeting.   The   undersigned, ________________________  acknowledges
compliance with and agrees to be subject to such Section of the Nevada Revised Statutes (hereinafter referred to as an "Eligible Shareholder").

     The Eligible Shareholder of Gemstar Enterprises, Inc. (hereinafter referred to as the "Corporation") is the record holder of ___________________ shares of the Corporation's issued and outstanding common stock, which amount represents _______ % of the total 6,758,614 shares of the issued and outstanding common stock of the Corporation.

     The Eligible Shareholder of the Corporation has reviewed the benefits of revising the par value of the Corporation's common stock from $.02 per share to $.001 per share and has determined that such a revision would be in the best interest of the Corporation and of the Corporation's shareholders. Furthermore, the Eligible Shareholder has been informed by the presently constituted Board of Directors of the Corporation, that such a revision would not have an adverse effect with respect to any individual or entity to whom the Corporation is indebted at the present time, in any form, fashion or manner.

     Accordingly, the Eligible Shareholder approves the following Resolution to change the par value of the Corporation's common stock by amending the first paragraph of:
                              Article IV - Stock

     A. Common Stock, of the Articles of Amendment to the Articles of Incorporation:

         RESOLVED: That the par value of the common stock of the Corporation be revised from $.02 to $.001 per share and that such revision shall take effect as of the date hereof without any other changes to the Articles of Incorporation of the Corporation.

         FURTHER RESOLVED: That the second paragraph of A. Common Stock, be revised to eliminate the right of the Board of Directors of the Corporation to allow "any unissued securities of the corporation [shall] be offered for subscription solely to the holders of common stock of the corporation or solely to the holders of any class or classes of such stock, in such proportions based on stock ownership as said board at its discretion may determine."



                                                    _________________________
                                                    Eligible Shareholder